Exhibit 99.1

Visualant Agreement with Sumitomo Precision Products Extended

Joint Development Agreement between the Two Companies for Collaboration on ChromaID™ Extended to the End of the Year.

Seattle, WA. – (April 3, 2013) Visualant, Inc. (OTCBB: VSUL) – an industry-leading provider of chromatic-based authentication, identification and diagnostic solutions with its proprietary ChromaID™ technology, announced today that its Joint Development Agreement with Sumitomo Precision Products has been extended for nine months from March 31, 2013 to December 31, 2013.

Originally entered into on May 31, 2012, the Joint Development Agreement between Visualant and Sumitomo Precision Products sets forth the terms and conditions for the collaboration between the two Companies for the extending the development of the Visualant ChromaID technology and the movement of that technology into the global marketplace.

Ron Erickson, Visualant Founder and CEO, stated, “Our relationship with Sumitomo Precision Products has developed into a solid partnership.  We are very pleased to continue our collaborative work with SPP to advance our ChromaID technology and accelerate its deployment into the marketplace.”

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol, VSUL. The Visualant Spectral Pattern Matching™ technology directs structured light onto a substance, through a liquid/gas, or off a surface, to capture a unique ChromaID™. When matched against existing databases, a ChromaID can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab–based tests.

Visualant has a Joint Development Agreement through December 31, 2013 with Sumitomo Precision Products Co., Ltd. (“SPP”), which focuses on the commercialization of the SPM technology and an ongoing License Agreement providing SPP with an exclusive license of the SPM technology in identified Asian territories. For more information, visit http://www.visualant.net.

Sumitomo Precision Products Co., Ltd. is publicly traded on the Tokyo and Osaka Stock Exchanges and has operations in Japan, United States, China, United Kingdom, Canada, and other parts of the world. Additional information on SPP is available at www.spp.co.jp/English/index2-e.html.

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